Exhibit 99.1

W2007 Grace Acquisition I, Inc.

6011 Connection Drive

Irving, TX 75039

October 22, 2015

Dear Shareholder,

You are receiving this letter and the enclosed Schedule 13E-3 as a holder of share(s) of 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share (Series B Preferred Stock), and/or 9.00% Series C Cumulative Preferred Stock, par value $0.01 per share (Series C Preferred Stock), of W2007 Grace Acquisition I, Inc. (the Company). The Company has also enclosed the proxy statement dated May 14, 2015 (the Proxy Statement) that was filed with the Securities and Exchange Commission (the SEC) on May 18, 2015 and previously mailed to holders of the Series B Preferred Stock and Series C Preferred Stock. The enclosed Proxy Statement does not include Annexes A, B, C, E,F or G thereto, which were included in the proxy statement sent to record holders as of May 11, 2015. Holders of the Series B Preferred Stock and Series C Preferred Stock who are interested in reading the Proxy Statement and each of the Annexes may do so on the Company’s website at www.equityinns.com and on the SEC’s website at www.sec.gov. In addition, the Company will email a copy of the Proxy Statement and the Annexes to holders of the Series B Preferred Stock and Series C Preferred Stock who so request a copy by contacting the Company’s Secretary at (972) 368-2081. The enclosed Schedule 13E-3 and the Proxy Statement contain important information about the Company and certain proposed transactions.

Sincerely,

Gregory Fay
Secretary
W2007 Grace Acquisition I, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions, passed upon the merits or fairness of the transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying transaction statement. Any representation to the contrary is a criminal offense.